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                                                                    EXHIBIT 2.11


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into and is effective this 27th day of December, 1996, by and between Balanced Care Corporation, a Delaware corporation ("Purchaser"), and Blakely-Pine Health Care Center, Inc., a Pennsylvania corporation ("Seller").

                                   RECITALS:

         Seller owns a skilled nursing facility located at P.O. Box 85, Sturges Road, Peckville, PA 18452 (the "Facility"). Purchaser desires to purchase substantially all of the assets of Seller and the Business (as hereinafter defined) related thereto and Seller desires to sell such assets to Purchaser.

         This Agreement sets forth the terms and conditions upon which Purchaser is purchasing the assets (other than Excluded Assets, as hereinafter defined) owned by Seller and used in the conduct of its Business, and Seller is selling to Purchaser such assets (other than Excluded Assets).

         In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                         ARTICLE I. CERTAIN DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 "Accounts Receivable" shall mean as of any date any trade accounts receivable (including, without limitation, any third party receivables arising in connection with any Third Party Payor Programs) notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables associated with the Business through and as of such date.

         1.2 "Accreditation Body" shall mean CARF, JCAHO, the Department of Health, the Department of Welfare and all other Persons having jurisdiction over the accreditation, certification, evaluation or operation of the Business.

         1.3 "Accrued Expenses" shall mean as of any date accrued rents, insurance premiums, payroll and benefits (including, without limitation, vacation, sick pay, disability pay) and other accrued expenses as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP consistently applied, including those described in Schedule 1.3.

         1.4 "Affiliate" shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purpose of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         1.5 "Agreement" shall mean this Asset Purchase Agreement.


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         1.6 "Ancillary Agreements" shall mean the real property conveyances described in Section 5.2.1, the bill of sale, assignment and assumption described in Section 5.2.2, the Escrow Agreement described in Section 14.2 and the Employment Agreements described in Section 10.9 .

         1.7 "Assumed Liabilities" shall have the meaning given to it in
Section 4.2.

         1.8 "Blumer" shall mean James J. Blumer, Jr.

         1.9 "Books and Records" shall have the meaning given to it in
Section 6.15.

         1.10 "Business" shall mean the operation of a skilled nursing facility and any other ancillary health care services owned, operated, delivered, managed, developed, constructed, maintained, used, occupied or possessed by Seller in connection therewith (including, without limitation, any outpatient and contract rehab therapy services or any Alzheimer's units).

         1.11 "CARF" shall mean the Commission on Accreditation of Rehabilitation Facilities.

         1.12 "Champus" shall mean the Civilian Health and Medical Program of the Uniform Service, a program of medical benefits covering retirees and dependents of members or former members of a uniformed service provided, financed and supervised by the United States Department of Defense and established by 10 U.S.C Sections 1071 et seq.

         1.13 "Closing" shall have the meaning given to it in Section 5.1.

         1.14 "Closing Date" shall have the meaning given to it in Section 5.1.

         1.15 "Closing Inventory" shall mean all Inventory relating to the Business on the Closing Date.

         1.16 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         1.17 "Contract" shall mean all alliance agreements, transfer agreements, other agreements (including, without limitation, Resident/Patient's Agreements, Management Agreements and Provider Agreements), contracts, contract rights, commitments, customer accounts, orders, leases, guaranties, warranties and representations, franchises and books and records of account benefiting, relating to the Purchased Assets or the operation of the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor, issued by any Governmental Authority, Accreditation Body or Third Party Payor or maintained or used



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by Seller with any third Person.

         1.18 "Current Liabilities" shall mean all liabilities classified as current liabilities in accordance with GAAP.

         1.19 "Damages" shall have the meaning given to such term in
Section 14.4.

         1.20 "Department of Health" shall mean the Commonwealth of Pennsylvania, Department of Health.

         1.21 "Department of Welfare" shall mean the Commonwealth of Pennsylvania, Department of Public Welfare.

         1.21a "Deposit Fund" shall mean $30,000 to be paid by Purchaser and held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

         1.22 "Due Diligence Date" shall mean January 15, 1997

         1.23 "Employee" shall mean any individual employed by Seller in the conduct of the Business as listed on Schedule 1.23 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of Seller's business consistent with past practices).

         1.24 "Employment Agreements" shall mean the contracts entered into between Purchaser and each of Kelly and Blumer in substantially the form of
Exhibit 1.24.

         1.25 "Encumbrance" shall mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien, charge or liability attached to and binding upon the property, including, but not limited to, a mortgage, judgment lien, mechanic's lien, lease, security interest, easement and right-of-way.

         1.26 "Environmental Law" shall mean any federal [including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.)], other Legal Requirements, any common law doctrine and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

         1.27 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as



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amended.

         1.28 "ERISA Plans" shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

         1.29 "Escrow Agent" shall mean Mellon Bank.

         1.30 "Escrow Agreement" shall mean the escrow agreement entered into between Escrow Agent, Seller and Purchaser in substantially the form of Exhibit 1.30.

         1.31 "Escrow Fund" shall mean $125,000 to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

         1.32 "Excluded Assets" shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

         1.32a "Facility" shall have the meaning given to such term in the Recitals of this Agreement.

         1.33 "GAAP" shall mean generally accepted accounting principles in the United States of America.

         1.34 "Governmental Authorities" shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether with a federal, state, county, district, municipal, city or otherwise.

         1.35 "Indemnifying Party" shall have the meaning given to such term in
Section 14.4.

         1.36 "Indemnified Party" shall have the meaning given to such term in
Section 14.4.

         1.37 "Inventory" shall mean the inventory of Seller, including, without limitation, dry storage goods, janitorial supplies, food and beverage supplies, office supplies, medical supplies and pharmaceutical supplies.

         1.38 "JCAHO" shall mean the Joint Commission on Accreditation of Healthcare Organizations.

         1.39 "Kelly" shall mean Michael P. Kelly.

         1.39a "Keystone Management Services" shall mean Keystone Management Services, a Pennsylvania general partnership, consisting of its general partners, Kelly and Blumer.

         1.40 "Knowledge" and words of similar import shall mean, with respect to Purchaser, actual knowledge of a particular fact or other matter being possessed by an officer or other individual now or formerly having principal responsibility for a business or administrative



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function of such Party, including individuals serving in such a capacity in or for the Business, and the knowledge that reasonably could be expected to be obtained in the course of conducting a reasonably comprehensive investigation concerning the subject matter.

         1.41 "Legal Requirements" shall mean all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, decrees and injunctions (including, without limitation, all applicable building, health code, zoning, subdivision and other land use and health care licensing statutes, ordinances, by-laws, codes, rules and regulations), promulgated or issued by any Governmental Authority, Accreditation Body or Third Party Payor. Without limiting the foregoing, the term Legal Requirements includes all Environmental Laws and all Permits and Contracts issued or entered into by any Governmental Authority, any Accreditation Body and/or any Third Party Payor and all Permitted Encumbrances.

         1.42 "Managed Care Plans" shall mean all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

         1.43 "Management Agreement" shall mean any agreement, whether written or oral, between Seller and any other Person pursuant to which Seller provides any payment, fee or other consideration to any other Person to operate or manage the Business (except any employment agreements).

         1.44 "Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

         1.45 "Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

         1.46 "Other Agreements shall mean the agreements set forth on Schedule 1.46, including any other agreements executed and delivered under or in connection therewith.

         1.47 "Other Companies" shall mean the companies identified on Schedule 1.47

         1.48 "Party" shall mean either Seller or Purchaser, individually, as the context so requires, and the term "Parties" shall mean Seller and Purchaser together.

         1.49 "Payables" as of any date shall mean any of the trade accounts payable associated with the Business as of such date in accordance with GAAP consistently applied.

         1.50 "Payroll Practice / Employee Arrangement" shall have the meaning given to such term in Section 6.18.

         1.51 "Permits" shall mean all permits, licenses, approvals, qualifications, rights, variances, permissive uses, accreditations, certificates, certifications, consents, contracts, interim



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licences, permits and other authorizations of every nature whatsoever required by, or issued to or on behalf of Seller under, any Legal Requirements benefiting, relating or effecting the Business or the construction, development, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor, now or hereafter required or issued by any Governmental Authority, Accreditation Body or Third Party Payor.

         1.52 "Permitted Encumbrances" shall mean those Encumbrances as specifically set forth on Schedule 1.52 hereto.

         1.53 "Person" shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

         1.54 "Prepaid Expenses" as of any date shall mean payments made by Seller with respect to the Business which constitute prepaid expenses of the Business in accordance with GAAP consistently applied.

         1.55 [RESERVED].

         1.56 "Proprietary Rights" shall have the meaning given to such term in
Section 6.9.1.

         1.57 "Provider Agreements" shall mean all participation, provider and reimbursement agreements or arrangements for the benefit of Seller in connection with the operation of the Business relating to any right to payment or other claim arising out of or in connection with Seller's participation in any Third Party Payor Program.

         1.58 "Purchase Price" shall have the meaning given to such term in
Section 3.1.1.

         1.59 "Purchased Assets" shall have the meaning given to such term in
Section 2.1.

         1.60 "Purchaser" shall have the meaning given to such term in the preamble of this Agreement.

         1.61 "Purchaser Damages" shall have the meaning given to such term in
Section 14.2.

         1.61a "Purchaser's Due Diligence" shall have the meaning given to such term in Section 9.2.

         1.62 "Purchaser Indemnitees" shall have the meaning given to such term in Section 14.2.

         1.63 "Real Property" shall mean the Real Property Leased and the Real Property Owned, collectively.

         1.64 "Real Property Leased" shall mean the real property leased by Seller in connection



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with the Business as more fully described in Schedule 1.64 hereto.

         1.65 "Real Property Owned" shall mean the real property owned by Seller, and used in connection with the Business as more fully described in
Schedule 1.65 hereto.

         1.66 "Regulated Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any Legal Requirement intended to protect the environment or the public health or welfare, including but not limited to Legal Requirements relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

         1.67 "Related Party" means (i) Seller, (ii) any Affiliate of Seller,
(iii) any officer, director, shareholder or partner of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

         1.68 "Resident/Patient's Agreements" shall mean all contracts, agreements and consents executed by or on behalf of any resident, patient or other Person seeking services at the Facility as more fully described in
Schedule 1.68 hereto, including, without limitation, assignments of benefits and guarantees, and such resident/patient's related medical and/or other records.

         1.69 "Retained Liabilities" has the meaning given that term in
Section 4.2.

         1.70 "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's governing documents or by agreement.

         1.71 "Seller" shall have the meaning given to such term in the preamble of this Agreement, individually and collectively, as the context may require.

         1.72 "Seller Damages" shall have the meaning given to such term in
Section 14.3.

         1.73 "Seller Indemnitees" shall have the meaning given to such term in
Section 14.3.

         1.74 "Seller's Accountants" shall have the meaning given to it in
Section 6.4.

         1.74a "Seller's Knowledge" and words of similar import shall mean, with respect to Seller, actual knowledge of a particular fact or other matter being possessed by Kelly and/or



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Blumer and the knowledge that reasonably could be expected to be obtained concerning the subject matter by Kelly and Blumer in the ordinary course of their ownership and operation of the Business.

         1.74b "Survival Date" shall have the meaning given to such term in
Section 14.1.

         1.75 "Taxes" shall mean all taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to day such assessment).

         1.76 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.77 "Third Party Payor Programs" shall mean all third party payor programs which Seller participates, including, without limitation, Medicare, Medicaid, Champus, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance plans and employee assistance programs.

         1.78 "Third Party Payors" shall mean Medicare, Medicaid, Blue Cross and/or Blue Shield, private insurers and any other Person which maintains Third Party Payor Programs.

                 ARTICLE II. TRANSFER OF ASSETS AND PROPERTIES

         2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and convey to Purchaser, free and clear of all Encumbrances whatsoever (other than Permitted Encumbrances and except as expressly provided herein), and Purchaser shall purchase from Seller, the Business as a going concern and all Seller's rights, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated owned by Seller and used in the Business (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation, the following:

                  2.1.1 Real Property. Owned The Real Property Owned, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

                  2.1.2 Real Property Leased. Seller's interest, as lessee, in the Real Property Leased;

                  2.1.3 Equipment, Machinery and Other Tangible Personal Property. All



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         machinery, equipment, leasehold improvements, automobiles, supplies, office furniture and office equipment, computing and telecommunications equipment and other items of personal property that are owned by Seller and used in connection with the Business, including those described in
         Schedule 2.1.3 hereto;

                  2.1.4 Contracts Relating to the Business. All of the interest of Seller in all Contracts relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business, the Resident/Patient's Agreements listed on Schedule 1.68 hereto and those Contracts not required to be listed on 2.1.4 by reason of the provisions of Section 6.10.

                  2.1.5 Sales, Rental and Marketing Materials, Manuals. All sales data, rental data, catalogs, brochures, reference sources, suppliers' names, mailing lists, art work, photographs, public relations material and advertising material used in the Business, whether in electronic form or otherwise;

                  2.1.6 Permits, Licenses. All of Seller's interest in Permits relating to the Business, including those listed in Schedule 2.1.6 hereto, to the extent such Permits are transferable to Purchaser;

                  2.1.7 Trade Secrets. All policies and procedures, methods of delivery of services, trade secrets, designs, drawings and specifications, market studies, consultants' reports, prototypes, and all similar property of any nature, tangible or intangible, of Seller used in the Business;

                  2.1.8 Intellectual Property. All right, title and interest of Seller in the patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations described in Schedule 2.1.8;

                  2.1.9 [RESERVED];

                  2.1.10 Goodwill. All of the interest of Seller in and to the goodwill incident to the Business, including but not limited to the value of the Facility name associated with the Business and the value of good customer relations;

                  2.1.11 Inventory. All Closing Inventory;

                  2.1.12 Resident/Patient Funds. All deposits and escrow accounts of, or for the benefit of, any of Seller's resident/patients at the Closing Date;

                  2.1.13 Prepaid Expenses. All Seller's Prepaid Expenses of, or for the benefit of, the Business at the Closing Date including those described in Schedule 2.1.13, to the extent the benefits thereof are transferable to Purchaser;

                  2.1.14 Computer Software. All computer applications software, owned or



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         licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed by Seller and used in the operation of the Business; and

                  2.1.15 Other Intangible Assets. All other intangible assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

         2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

                  2.2.1 Accounts Receivable. All Accounts Receivable of Seller existing on the Closing Date;

                  2.2.2 Cash. All other cash, cash equivalents on hand or in bank accounts, short-term notes receivable and unbilled costs and fees up through and including the Closing Date;

                  2.2.3 Consideration. The consideration paid to Seller pursuant to this Agreement;

                  2.2.4 Pensions. Assets constituting any pension or other funds for the benefit of Employees existing on the Closing Date;

                  2.2.5 Corporate Books. Corporate minute books and stock books of Seller;

                  2.2.6 Third Party Claims. Any claims and rights against third parties (including, without limitation, insurance carriers) to the extent they relate to liabilities or obligations that are not assumed by Purchaser hereunder (except the amount of costs and expenses Purchaser shall have incurred with respect to such claims and rights);

                  2.2.7 Taxes. Claims for refunds of Taxes and other charges imposed by any Governmental Authority; and

                  2.2.8 Other Assets. Assets listed on Schedule 2.2.8.

         2.3 License to Use Certain Assets To the extent that there are any tangible or intangible assets used by Seller in connection with the Business that are not specifically designated as Excluded Assets by Section 2.2 (without reference to this Section), the Purchased Assets shall include an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license to utilize such assets in connection with the operation of the Business after the Closing Date. To the extent that any such assets may not be licensed, Seller shall take all steps required to assure that Purchaser obtains the benefit of such assets.

                      ARTICLE III. CONSIDERATION AND TERMS



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         3.1 Consideration for Purchased Assets

                  3.1.1 Purchase Price. The aggregate consideration to be paid by Purchaser to Seller for the Purchased Assets and the Business (the "Purchase Price") shall be in the amount of $2,286,000, to be paid by certified or cashier's check drawn on a national bank or by wire transfer as follows:

                  (i) the Purchase Price less the sum of the Deposit Fund and the Escrow Fund to Seller at the time of Closing;

                  (ii) the Escrow Fund to Escrow Agent at the time of Closing to be held in escrow pursuant to the Escrow Agreement; and

                  (iii) upon execution and delivery hereof, the Deposit Fund to Escrow Agent to be held in escrow pursuant to the Escrow Agreement.

         3.1.2 Other Consideration. As additional consideration, Purchaser shall also assume the Assumed Liabilities at the time of Closing.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets and the Business in accordance with the allocation set forth in Schedule 3.3. Purchaser and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

            ARTICLE IV. ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

         4.1 General Limitation on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in Sections 4.2, 4.3 and 4.4 below, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person. For purposes of this Section 4.1 the phrase "liabilities and obligations" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         4.2 Assumed Liabilities and Obligations. On the Closing Date, Purchaser shall acquire the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the following liabilities and obligations, excluding any liabilities and obligations to Affiliates of Seller (collectively, the "Assumed Liabilities"):

         (i) all obligations of Seller accruing subsequent to the Closing Date under the



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                  Contracts contemplated by Section 2.1.4, including, without limitation, those set forth in Schedule 1.68 and Schedule 2.1.4, provided that the rights thereunder have been duly and effectively assigned to Purchaser; and

         (ii) all obligations of Seller accruing after the Closing Date under the Permits described in Section 2.1.6, provided that the rights thereunder have been duly and effectively assigned to Purchaser.

         Except for the Assumed Liabilities, Purchaser does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of Seller existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the "Retained Liabilities"), and Seller agrees to pay and satisfy when due all Retained Liabilities. Except for the obligations and liabilities included in the Assumed Liabilities, the term "Retained Liabilities" shall include, without limitation, liabilities:

         (i) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of Seller;

         (ii) arising out of any transaction affecting Seller or obligations incurred by Seller after Closing;

         (iii) for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by Seller;

         (iv)     under or arising out of this Agreement;

         (v) against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnities) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

         (vi)     to any Related Party;

         (viii) to indemnify Seller's officers, directors, shareholders, Employees or agents;

         (ix) Federal, state or local tax liabilities or obligations of Seller in respect to periods prior to Closing, and the transactions contemplated hereunder, including, without limitation, income taxes payable under the Code, any income tax, any franchise tax, any tax recapture, any FICA, workers' compensation, vacation liability and other employee benefits, any insurance premiums, rents, or other accruals and any and all other taxes or amounts due or payable for a period prior to Closing; notwithstanding the foregoing, all sales and use taxes, transfer taxes, and all other impositions of tax arising solely by reason of the transfers contemplated by this Agreement (excluding all federal, state and local income and gross receipt taxes on the earnings or gross receipts of Seller prior to the Closing Date, which shall remain the sole responsibility of Seller) shall be the responsibility of and shall be borne equally by Seller and Purchaser (any real estate and personal property taxes for the year in which Closing occurs shall be pro-rated to the Closing Date (based on a calendar year or fiscal year for which such taxes are levied basis), if the tax rates for the year in which Closing occurs shall not be fixed prior to the Closing Date for a particular item of the Purchased Assets, the pro-ration of taxes thereon shall be based upon the tax rate for the year prior to Closing applied to the latest assessment valuation; however, in the event that any such taxes are increased or decreased for the year in which Closing occurs, Seller or Purchaser shall then reimburse the other party for amounts in excess of or less than the proration as determined as of the Closing Date);

         (x) for long term indebtedness and other obligations or guarantees of Seller;

         (xi) for Current Liabilities reflected on the books of Seller at the Closing Date; and

         (xii) for Accrued Expenses and Payables reflected on the books of Seller at the Closing Date.

         4.3 Offer of Employment. Purchaser shall offer employment on and as of Closing, on an at-will basis, to all Employees (except as indicated on Schedule 1.23) in substantially similar jobs, at the same base salaries or wages and substantially the same benefits as were paid or provided by Seller immediately prior to the Closing Date.

         4.4 Vacation, Workers' Compensation and Disability Claims.

             4.4.1 Seller's Liability. Seller shall remain liable for all liability for all accrued vacation entitlements, workers' compensation, disability and occupational diseases of or with respect to all of Seller's Employees attributable to entitlements, injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

             4.4.2 Purchaser's Liability. Purchaser shall be liable for all liability for all vacation entitlements, workers' compensation, disability and occupational diseases of or with respect to all of Employees of Seller hired by Purchaser attributable to entitlements, injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

                               ARTICLE V. CLOSING

         5.1 Time; Location. The consummation of the purchase and sale of the Purchased Assets shall take place on or after January 2, 1997, but in any event not later than March 15, 1997 (the "Closing"). The date of the Closing shall be referred to as the "Closing Date." The Closing shall take place at such time, date and place as may be mutually agreed upon by the Parties.

         5.2 Documents. At Closing, Seller shall execute and deliver the following instruments of transfer and assignment:

                  5.2.1 Deeds. Duly executed special warranty deeds, in recordable form, transferring good and marketable fee simple title to the Real Property Owned, subject only to Permitted Encumbrances, and such affidavits or other instruments as Purchaser's title insurance company may reasonably request, including but not limited to (i) exceptions for (A) judgments, bankruptcies, taxes and municipal claims, (B) parties in possession other than current occupants pursuant to agreements with Seller and (C) mechanics' or materialmens' liens and
         (ii) payoff letters, lien releases and satisfaction pieces and (iii) gap indemnities;

                  5.2.2 Bill of Sale. A general bill of sale, assignment and assumption substantially in the form of Exhibit 5.2.2 hereto, transferring to Purchaser good and indefeasible title to all of the tangible personal property included in the Purchased Assets, subject only to Permitted Encumbrances and the Assumed Liabilities and assigning to Purchaser, to the extent assignable, Seller's right, title and interest in each of the Contracts, Permits and other agreements included in the Purchased Assets, together with all consents of third parties that Seller has been able to obtain that are required to make each such assignment effective to such third parties;

                  5.2.3 Title Certificates. Certificates of title to all vehicles included in the Purchased Assets with assignments to Purchaser;

                  5.2.4 Property Tax Statements. All real estate and personal property tax statements or bills for or relating to the Real Property or any of the other Purchased Assets for the applicable current tax year or years, and all tax assessments or notices thereof upon which such taxes are based;

                  5.2.5 Plans and Specifications. To the extent not delivered prior to Closing, all plans, specifications and other drawings in Seller's possession or reasonably obtainable by Seller and used in the construction of the Facility or any renovations thereof (including, without limitation, any as-built plans and architectural specifications) and all guarantees and warranties made by third parties with respect to the improvements, buildings, personalty, the property under the Contracts or any of the other Purchased Assets;

                  5.2.6 Building Permits. To the extent not delivered prior to Closing, all building permits, zoning permits, occupancy permits and subdivision plans and, to the extent the following are in Seller's possession or reasonably obtainable by Seller, surveys and hazardous waste studies prepared within 36 months before the date hereof, for or relating to the Purchased Assets;

                  5.2.7 Contracts and Other Permits. To the extent not delivered prior to Closing, all Contracts, Permits, or other instruments or agreements relating to the ownership, operation, use, occupancy, licensure, accreditation or maintenance of the Business; and

                  5.2.8 Census. The census of Seller current as of two days prior to the Closing Date.

                  5.2.9 Other Documents. The Ancillary Agreements, and such additional instruments of conveyance and transfer as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

         5.3 Reasonable Steps Seller shall make such reasonable efforts as may be appropriate so that on the Closing Date, Purchaser shall be placed in actual possession and control of all of the Purchased Assets.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser, that each of the following representations and warranties is true and correct as of the date hereof:

         6.1 Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof and to be performed by it.

         6.2 Authorization of Agreement and Enforceability. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, including, without limitation, obtaining such shareholder's consents as is required under the Pennsylvania Business Corporation Law. This Agreement constitutes, and the Ancillary Agreements to which Seller is party, upon Seller's execution and delivery thereof, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         6.3 No Violation; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Seller, (ii) except with respect to notices and consents required to be given by Seller to any Accreditation Body or

Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) except with respect to agreements with Seller's lender and except as identified on Schedule 2.1.4, conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, Contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrances upon the Purchased Assets.

         6.4 Financial Statements. Seller has delivered to Purchaser true and complete copies of the (i) audited balance sheets of Seller at December 31, 1995, 1994 and 1993 and the related statements of income and cash flows for the years then ended, certified by Snyder & Clemente, independent public accountants ("Seller's Accountants") and (ii) monthly statements of profit and loss for the first 10 months of 1996 with respect to the operation of the Facility. True and correct copies of such financial statements are attached hereto as Schedule 6.4. The foregoing financial statements have been prepared from the Books and Records of Seller in accordance with GAAP consistently applied throughout the periods involved except as may be noted therein. Such financial statements, including the related notes, are materially true and correct and fairly present the financial position of the Business at the dates indicated and the results of operations and cash flows of the Business for the periods then ended in accordance with GAAP. The most recent interim financial statements provided to Purchaser dated October 31, 1996 reflect all material liabilities of Seller and there has been no material adverse change with respect to the matters contained therein since the date thereof.

         6.5 [RESERVED].

         6.6 Inventory. The level of Inventory maintained by Seller and included in the Purchased Assets is sufficient to carry on the Business as historically conducted.

         6.7 Absence of Certain Changes or Events. Except as set forth in
Schedule 6.7 hereto, since October 31, 1996, in connection with the Business, Seller has not:

                  (i) amended in any material respect or terminated any Contract other than in the ordinary course of Seller's business consistent with past practice;

                  (ii) suffered the occurrence of any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the results of operations of the Business;

                  (iii) incurred any damage or destruction having a material adverse effect on the Purchased Assets or the results of operations of the Business by fire, storm or similar casualty, whether or not covered by insurance;

                  (iv) sold, transferred, replaced or leased any of the Purchased Assets or sold any Inventory at a discount, except for transactions in the ordinary course of Seller's business consistent with past practice;

                  (v) waived or released any material rights with respect to the Purchased Assets or the Business;

                  (vi) transferred or granted any rights to any Proprietary Rights;

                  (vii) entered into any transaction or made any commitments (for capital expenditures or otherwise) other than in the ordinary course of Seller's business consistent with past practice;

                  viii)    changed its methods of accounting;

                  (ix) increased the compensation of Employees, except following normal review procedures or as reasonably deemed necessary in the ordinary course of Seller's business consistent with past practice;

                  (x)      suffered any major or key personnel changes; or

                  (xi) materially altered its conduct in its relations with suppliers, residents and patients.

         6.8 Title to Properties; Absence of Liens and Encumbrances. Seller owns and will transfer to Purchaser at Closing good, marketable and indefeasible title to all of the Purchased Assets subject to Closing, including without limitation the Real Property (except as disclosed in Schedule 6.8 or except as sold or otherwise disposed of by Seller in the ordinary course of Seller's business consistent with past practice), free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has the right to quiet enjoyment of all Real Property Leased in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all existing title insurance policies written in favor of Seller and all surveys relating to the Real Property in Seller's possession or reasonably obtainable by Seller have been delivered to Purchaser. Except as set forth on Schedule 6.8, all structures and other improvements on the Real Property are in good order and repair and free from any structural defects and are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of the Real Property conforms to all applicable building, zoning, safety and subdivision laws, Environmental Laws and other Legal Requirements, and all restrictive covenants and restrictions and conditions affecting title. Except as disclosed on
Schedule 6.8, no portion of the Real Property is located in a flood plain, flood hazard area or designated wetlands area. Seller has not received any written or oral notice of assessments for public improvements against the Real Property or any written or oral notice or order by any Governmental Authority, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Except as disclosed on
Schedule 6.8, each parcel of Real Property is considered a separate parcel of land for taxing and conveyancing purposes. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the Facility of Seller are available to such Facility and such utilities enter the boundaries of such Facility through adjoining public streets, permanent easements or rights-of-way of record in favor of Seller. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such Facility as currently conducted and to the best of Seller's Knowledge permit full compliance with all Legal Requirements. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any Facility of Seller. Except as disclosed on Schedule 6.8 all present driveways and other access routes to the Real Property are from public streets and no other Person has any right to use any such driveways or other access routes.

         6.9 Proprietary Rights.

             6.9.1 Logos and Tradenames. Schedule 2.1.8 hereto sets forth a correct and complete list of all patents, logos, trademarks, trade names, service marks, copyrights and applications or registrations therefor used in and material to the Business (collectively, the "Proprietary Rights").

             6.9.2 Licenses. Except as disclosed in Schedule 2.1.8.: (i) Seller owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation or grant rights to others in exchange) all the Proprietary Rights material to the Business; (ii) the Proprietary Rights included in the Purchased Assets constitute all the material rights necessary to conduct the Business in accordance with past practice and are being conveyed to Purchaser together with the other Purchased Assets; (iii) the validity of the Proprietary Rights and the rights therein of Seller have not been questioned in any litigation to which Seller is a party, nor, to Seller's Knowledge, is any such litigation threatened; and (iv) to the best of Seller's Knowledge, the conduct of the Business does not conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

             6.9.3 Infringement. Except as disclosed in Schedule 2.1.8 hereto, to Seller's Knowledge, no material use of any Proprietary Rights owned by Seller has heretofore been, or is now being, made by any Person other than Seller, and to Seller's Knowledge, there is no infringement of any Proprietary Rights owned or licensed by Seller. No present or former director, officer, Employee or consultant of Seller has any interest in any of the Proprietary Rights.

         6.10 Contracts and Commitments. Except as listed and described on
Schedule 1.68 and Schedule 2.1.4, neither Seller nor any party acting on behalf of Seller with Seller's

Knowledge and consent is a party to any written or oral (for which Purchaser shall be bound following the Closing Date):

                  (i) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $10,000 or more;

                  (ii) Contract to sell or supply products or to perform services, involving in any one case $10,000 or more (except for any Resident/Patient's Agreement);

                  (iii) Contract continuing over a period of more than six months from the date hereof or exceeding $10,000 in value (except for any Resident/Patient's Agreement);

                  (iv) representative, sales agency, dealer or distributor Contract;

                  (v) lease under which Seller is either lessor or lessee other than with respect to the Real Property Leased;

                  (vi) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or for the borrowing or lending of money (including without limitation loans to or from Employees) or guarantee, pledge or undertaking of the indebtedness of any other Person;

                  (vii) Contract for any charitable or political contribution;

                  (viii) Contract limiting or restraining Seller or any successor or assign from engaging or competing in any likeness of business with any Person;

                  (ix) license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business; or

                  (x) any other material Contract not made in the ordinary course of Seller's business consistent with past practice.

         Each of the Contracts and other instruments, documents and undertakings listed on Schedule 1.68 and Schedule 2.1.4 is valid and enforceable in accordance with its terms, Seller and, to Seller's Knowledge any other party thereto, are in compliance with the provisions thereof, Seller and, to Seller's Knowledge any other party thereto, are not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default by Seller thereunder and, to Seller's Knowledge, a default by any other party thereto; (ii) except as set forth on Schedule 1.68 and Schedule 2.1.4 no advance payments have been received by Seller by or on behalf of any party to any of the Contracts, commitments, leases and other instruments listed on
Schedule 1.68 and Schedule 2.1.4 for services to be rendered or products to be delivered to such party after the Closing Date; and (iii) no consent or approval of any party to any Contract, commitment, lease or other instrument, document or undertaking listed on Schedule 1.68 and Schedule 2.1.4 is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

         6.11 Permits, Licenses. Seller has all Permits that are required to operate the Business (including without limitation those required under any Environmental Law) and, Seller is in material compliance with the terms and conditions of the Permits. Schedule 2.1.6 hereto sets forth a correct and complete list of all Permits, each one of which is in full force and effect. To Seller's Knowledge, no suspension or cancellation of any of the Permits is threatened and no cause exists for such suspension or cancellation. Any Permits that cannot be transferred or require consent or approval for the transfer thereof are specifically identified on Schedule 2.1.6 hereto as nontransferable or requiring such consent or approval.

         6.12 Compliance with Laws. Except as described in Schedule 6.12 hereto, Seller has at all times conducted, and is presently conducting, the Business so as to comply in all material respects with all Legal Requirements applicable to the conduct of operation of the Business or the ownership or use of the Purchased Assets.

         6.13 Legal Proceedings. Except as described in Schedule 6.13 hereto, there is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Seller's Knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement, nor to Seller's Knowledge is there any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.13 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that might affect the transactions contemplated by this Agreement.

         6.14 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 6.14, Seller has no material liabilities or obligations (as defined in Section 4.1) relating to the Business except (i) those liabilities and obligations set forth on the financial statements of Seller previously provided to Purchaser and not heretofore paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of Seller's business consistent with past practice under any Contract or commitment specifically disclosed on
Schedule 2.1.4 hereto or not required to be disclosed because of the term or amount involved; and (iii) those liabilities and obligations incurred in the ordinary course of Seller's business consistent with past practice since the financial statements dated October 31, 1996 provided to Purchaser.

         6.15 Books and Records. All books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are materially complete and correct and have been made available to Purchaser.

         6.16 Employees. Schedule 1.23 sets forth a true and correct list of all individuals currently employed by Seller in the conduct of the Business and their present position and rate of compensation and date of hire. Except as set forth on Schedule 1.23, none of the individuals employed by Seller have been given any credit for service under any Payroll Practice/Employee Arrangement prior to their respective dates of hire.

         6.17 Labor Relations. No Employee of Seller is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to Seller's Knowledge, threatened against, involving, affecting or potentially affecting Seller. No complaint against Seller is pending or, to Seller's Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any Employee of Seller. Two days prior to the Closing Date, Seller shall provide Purchaser with a compilation of any existing liability for Employee sick leave, vacation time, severance pay or any similar item. To Seller's Knowledge, except as set forth on Schedule 1.23 Seller has no liability for any occupational disease of any of its Employees, former Employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any Contract or under any law.

         6.18 Payroll Practice/Employee Arrangement.

              6.18.1 Benefit Plans. Schedule 6.18 contains a complete list of each employee benefit plan subject to ERISA, and/or holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment (the "Payroll Practice/Employee Arrangement") and maintained by or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to the Employees or their respective beneficiaries.

              6.18.2 Plan Liability. Seller has not taken any action that may result in Purchaser being a party to, or bound by, an ERISA Plan, and Purchaser shall have no liability under, or be subject to any liability on account of, any ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transaction contemplated hereby.

              6.18.3 Retirement Benefits. No ERISA Plan or other employee arrangement has provided for the payment of retiree benefits by Purchaser.

         6.19 No Finder. Seller has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

         6.20 Interest in Business. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business.

         6.21 Condition of Assets. Except as set forth on Schedule 6.21, all buildings, structures and equipment that are part of the Purchased Assets are structurally sound, are in generally good operating condition and repair (subject only to routine maintenance and repair) and are usable in the conduct of the Business consistent with past practice and conform to all applicable Legal Requirements.

         6.22 Affiliate Transactions. Except as set forth in Schedule 6.22 hereto, Seller and its Affiliates provide no services or products to the Business.

         6.23 Environmental Matters. Except as disclosed in Schedule 6.23:

              6.23.1 Compliance; No Liability Seller has operated the Business and each parcel of Real Property in material compliance with all applicable Environmental Laws. Seller is not subject to any liability, penalty or expense (including legal fees), and Purchaser will not suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not Seller permitted or participated in such act or omission.

              6.23.2 Treatment; CERCLIS Except in material compliance with all applicable Environmental Laws, Seller has not treated, stored, recycled or disposed of any hazardous material, and to Seller's Knowledge, no other Person has treated, stored, recycled or disposed of any hazardous material on any part of the Real Property. There has been no release of any hazardous material at, on or under any Real Property. Seller has not transported any hazardous material or arranged for the transportation of any hazardous material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to Seller's Knowledge, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

              6.23.3 Notices; Existing Claims; Certain Hazardous Materials; Storage Tanks Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any hazardous material. Seller is not required to place any notice or restriction relating to the presence of any hazardous material at any Real Property or in any deed to any Real Property. Seller has provided to Purchaser a list of all sites to which, to Seller's Knowledge, Seller has transported any hazardous material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by Seller under any Environmental Law or Legal Requirement based on actions of others that may have impacted on the Real Property, and Seller has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on
         Schedule 6.23, and, to Seller's Knowledge, all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

         6.24 Insurance. Schedule 6.24 sets forth a complete list of all insurance policies maintained with respect to the Business for the past three years and all insurance policies known by Seller to have been maintained by any other Person which may provide any coverage for liabilities relating in any manner to any Environmental Law. Schedule 6.24 also sets forth a true and correct summary of the loss experiences for the past three years under each such policy. Except as set forth on Schedule 6.24, no insurance has ever been canceled or denied. Following the Closing, Seller shall, to the extent that coverage under its insurance policies extends to include the Business in respect of claims or occurrences concerning Seller prior to the Closing, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as they occur by virtue of the filing of claims in the ordinary course under such insurance policies, (ii) pay when due any premiums under such policies for periods, including retrospective or retroactive premium adjustments and (iii) provided Purchaser maintains Seller's insurance policies or otherwise is entitled to make a claim against Seller's insurance policies pursuant to the terms of this Agreement, use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Purchaser to allow Purchaser, in its own name, or on behalf of Seller, to obtain all coverage benefits applicable to the Business under such insurance policies, including the execution of assignments or powers of attorney for the benefit of Purchaser. Any proceeds of insurance paid by an insurer to Seller for claims of Purchaser made in accordance with this Section shall be promptly paid to Purchaser.

         6.25 No Significant Items Excluded. Except for Excluded Assets, there are no assets or properties of Seller or any Related Party that are of material importance to the ongoing operation of the Business by Purchaser in substantially the same manner in which the Business has been conducted by Seller prior to the date of this Agreement.

         6.26. Surveys. Seller has provided Purchaser with copies of Seller's federal and/or state surveys or inspections and any plans of correction for the current year and the two immediately preceding years for the Facility. Each such survey or inspection was prepared in material compliance with all applicable Legal Requirements.

         6.27. Cost Reports Seller has provided Purchaser with copies of all Seller's cost reports and rate schedules for the current year and the two immediately preceding years for the Facility. Each such cost report was prepared in material compliance with all applicable Legal Requirements.

         6.28. Occupancy Reports Seller has provided Purchaser with copies of Seller's occupancy reports for the Facility for the last year. Each such occupancy report was prepared based on the number of operational beds (i.e., double occupancy rooms were only counted as such when both beds were occupied).

         6.29. Tax Returns Seller has filed or caused to be filed, or will file or cause to be filed, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to all Legal Requirements of each Governmental Authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete in all material respects. Seller has paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 6.29, (ii) such Taxes that are fully reserved against on the financial statements of Seller previously provided to Purchaser, and Taxes accruing that are not yet due. Except as set forth on Schedule 6.29, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction other than one in which the Facility is located. Seller has paid, or will withhold and pay, all Taxes required to have been withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party.

         6.30 Completeness and Accuracy All information set forth on any Schedule hereto is true, correct and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All Contracts, Permits and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto.

         6.31 Seller's Assets Neither Seller nor Seller's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, ss. 801.1 et seq) had: (i) annual net sales of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

           ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof:

         7.1 Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own and lease the Purchased Assets, to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

         7.2 Authorization of Agreement and Enforceability. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements, upon Purchaser's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         7.3 No Violations; Consents. Except as set forth on Schedule 7.3, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Purchaser, (ii) except with respect to notices and consents required to be given by Purchaser to any Accreditation Body or Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any contract, law, statute, rule or regulation to which Purchaser is subject,
(iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (vi) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party or (v) result in the creation or imposition of any Encumbrance upon its assets.

         7.4. Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Purchaser's Knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

         7.5 No Finder. Purchaser has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

         7.6 Purchaser's Assets. Neither purchaser nor Purchaser's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, ss.
801.1 et seq) had: (i) annual net sale of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

            ARTICLE VIII. COVENANTS OF SELLER PRIOR TO CLOSING DATE

         8.1 Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will, in its conduct of the Business, except as otherwise agreed by Purchaser in writing:

              8.1.1 Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, for the purpose of audit, review and copying, reasonable access, during normal business hours, to such of the properties, books, accounts, Contracts and records of Seller as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Purchaser all such information concerning the Purchased Assets and the Business as Purchaser may reasonably request. Accordingly, Seller shall provide Purchaser with the following:

                  (i) Seller's occupancy reports for the Facility, as soon as the same become available through the Closing Date, but no later than ten days after the last day of any given month (which reports shall be prepared based on the number of operational beds);

                  (ii) Seller's federal and/or state surveys or inspections and any plans of correction for the Facility, as soon as the same become available through the Closing Date, but no later than ten days after received by Seller;

                  (iii) if applicable, Seller's cost reports for the current year and the two immediately preceding years for the Facility, together with the current rate schedule for such Facility;

                  (iv) monthly statements of profit and loss of Seller for the Facility, as soon as the same become available through the Closing Date, but no later than 21 days after the last day of each month.

              8.1.2 Conduct of Business. Operate the Business in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and, to the extent consistent with such operation, use its best efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Employees; (iii) preserve its relationships with residents, patients, suppliers and others having business dealings with Seller in connection with the Business and (iv) maintain current marketing activities;

              8.1.3 Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in their present order and condition, in accordance with Seller's past practices, reasonable wear and tear excepted;

              8.1.4 Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

              8.1.5 Compliance with Applicable Law. Comply in all material respects with all Legal Requirements applicable to the Purchased Assets and to the conduct of the Business;

              8.1.6 Performance of Obligations. Perform all the material obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices of Seller;

              8.1.7 Approvals, Consents. Use its reasonable commercial efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Seller shall cooperate with Purchaser's efforts to obtain the necessary licenses to operate the Facility from the appropriate Accreditation Bodies, including, without limitation, the Department of Welfare and the Department of Health. Upon execution and delivery of this Agreement, Seller shall promptly:

                  (i)      provide Purchaser with copies of all Permits;

                  (ii) notify each Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of the Facility; and

                  (iii) provide such other notices as required by all Legal Requirements including, if required, (i) notices to Seller's residents/patients of the Facility and (ii) notices to human service agencies (as that term is defined by the Department of Welfare). Prior to sending the notices, Seller shall provide copies to Purchaser for review and approval, which approval shall not be unreasonably withheld;

              8.1.8 Notice of Material Damage. Give to Purchaser prompt notice in writing of any fact that, if known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder;

              8.1.9 Surveys. Execute such affidavits or other instruments as are commercially reasonable and necessary in order for Purchaser to remove title exceptions for encroachments or survey discrepancies relating to the Real Property;

              8.1.10 Pay Employees to Closing Date. Pay all wages, salaries and other sums due Employees through the close of business on the day prior to the Closing Date;

              8.1.11 Transfer of Employees. Take all reasonably necessary steps to transfer to Purchaser the employment of all Employees electing to continue their employ with Purchaser as of the Closing Date;

              8.1.12 Appointment of Seller's Agent. Irrevocably appoint Blumer or Kelly ("Seller's Agent"), as Seller's agent and attorney-in-fact to take any action required or permitted to be taken hereunder by Seller, including without limitation, the giving and receipt of notices to be delivered or received by or on behalf of Seller, the payment of expenses relating to the transactions contemplated under this Agreement, the representation of Seller in indemnification proceedings hereunder, and the right to waiver of any of the terms of this Agreement in any respect, and agree to be bound by any and all actions taken by Seller's Agent. Purchaser shall be entitled to rely exclusively on any communications given by Seller's Agent on behalf of Seller, and shall not be liable for any action taken or not taken in reliance on Seller's Agent. In the event that Seller's Agent resigns or refuses to act, Seller shall promptly appoint another Seller as the substitute Sellers' Agent to act under this Agreement, and Seller shall promptly deliver a copy of such appointment to Purchaser; and

              8.1.13 Compliance with Agreement. Not undertake any course of action materially inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

         8.2 Other Deliveries. At its own cost and expense, Seller shall have delivered with respect to the Real Property, as soon as possible but in any event not later than three days before Closing:

              8.2.1 Surveys. Existing surveys of such property currently in Seller's possession or reasonably obtainable by Seller;

              8.2.2 Affidavits. ALTA extended coverage statements/affidavits in form and substance satisfactory to Purchaser's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Purchaser or Purchaser's title insurer; and

              8.2.3 FIRPTA Certificates. A certificate, duly executed and acknowledged by an officer of Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Seller's name, address and Federal tax identification number, and that it is not a "foreign person" within the meaning of Section 1445 of the Code.

         8.3 Prohibited Actions. Between the date of this Agreement and the Closing Date, in its conduct of the Business, Seller shall not, except as otherwise agreed by Purchaser in writing:

              8.3.1 Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of Seller's business consistent with past practices;

              8.3.2 Business Changes. Change in any material respect the character of the Business;

              8.3.3 Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement, commitment or other transaction or arrangement that is not the ordinary course of Seller's business consistent with past practices and with respect to which Purchaser will be bound subsequent to Closing;

              8.3.4 Incurrence of Liens. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets;

              8.3.5 Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increases or bonuses planned, in the ordinary course of Seller's business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Employees;

              8.3.6 Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

              8.3.7 No Release. Except in the ordinary course of Seller's business consistent with past practices, cancel, release or relinquish any material debts of or claims against others held by Seller with respect to the Business or waive any material rights relating to the Business; and

              8.3.8 No Termination or Modification. Terminate or materially modify any material, Contract or Permit listed on Schedule 1.68 or
         Schedule 2.1.4 or other authorization or agreement affecting the Business or the Purchased Assets or the operation thereof.

           ARTICLE IX.  COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

         9.1 Required Actions. Between the date of this Agreement and the Closing Date, Purchaser shall, except as otherwise agreed by Seller in writing:

              9.1.1 Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Purchaser of any of its representations, warranties, covenants or agreements hereunder;

              9.1.2 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement; and

              9.1.3 Examinations. Promptly undertake all examinations, inspections, surveys and audits, including, without limitation, title searches and surveys of the Real Property, environmental assessments and audits and engineering surveys, as Purchaser deems necessary in connection with the acquisition of the Purchased Assets or the Business.

              9.1.4 Seller's Employees. Take all reasonable steps to ensure that the transfer of employment of all of the Employees electing to continue their employ with Purchaser as are able to be accomplished prior to or on the Closing Date.

         9.2 Investigation. Purchaser shall use reasonable efforts to conduct an investigation of the Business of Seller in such a manner as to prevent disruption of relations with the Employees, residents, patients and suppliers of Seller, which investigation shall include such due diligence as is customary for transactions of the type contemplated herein ("Purchaser's Due Diligence").

         9.3 Approvals, Consents. Use its best efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Purchaser in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Purchaser take all reasonable action to obtain the necessary licenses to operate the Facility from the Department of Welfare and the Department of Health, as applicable, including:

                  (i) notify each Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of the Facility; and

                  (ii) provide such other notices as required by all Legal Requirements including (i) notices to Seller's residents/patients of the Facility and (ii) notices to human service agencies (as that term is defined by the Department of Welfare). Prior to sending the notices, Purchaser shall provide copies to Seller for review and approval, which approval shall not be unreasonably withheld.

         9.4 Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby; provided, however, the foregoing shall not be applicable to disclosures made by Purchaser to Purchaser's lender in response to such lender's reasonable requests.

          ARTICLE X.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to proceed with any Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Seller, any one or more of which may be waived in whole or in part by Purchaser:

         10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the Ancillary Agreements to which Seller is a party shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.2 Performance of Agreement. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement and the Ancillary Agreements to which Seller is a party to be performed or complied with by it at or prior to the Closing Date.

         10.3 Seller's Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

         10.4 Secretary's Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Agreements to which Seller is a party.

         10.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

         10.6 [RESERVED].

         10.7 Other Agreements. Each of the Other Agreements shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have been consummated.

         10.8 Consents. Any third-party consents, approvals, authorizations or Permits

(including, without limitation, those required by any Governmental Authorities) necessary for the conveyance of the Purchased Assets or valid consummation of the transactions contemplated hereby shall have been obtained.

         10.9 Arrangements with Employees. Subject to the provisions of Sections 4.3 and 9.1.4, substantially all of the Employees shall have accepted employment with Purchaser effective on the Closing Date.

         10.10 Employment Agreements. Kelly and Blumer shall have executed and delivered the Employment Agreements with Purchaser.

         10.11 Opinion of Counsel. Purchaser shall have received the favorable opinion of Oliver, Price & Rhodes, counsel for Seller, addressed to Purchaser and Purchaser's lender, reasonably satisfactory to Purchaser and its counsel as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof .

         ARTICLE XI.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligation of Seller to proceed with any Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:

         11.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         11.2 Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         11.3 Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

         11.4 Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section 11.3 and the Ancillary Agreements to which Purchaser is a party.

         11.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted, threatened or anticipated which questions the validity or legality of the transactions contemplated hereby.

         11.6 Other Agreements. Each of the Other Agreements shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have been consummated.

         11.7 Employment Agreements. Purchaser shall have executed and delivered the Employment Agreements with Kelly and Blumer.

                ARTICLE XII. OBLIGATIONS AFTER THE CLOSING DATE

         12.1 Covenant Not to Interfere. Seller covenants and agrees that for a period of five (5) years after the Closing Date, Seller will not solicit for employment by Seller or any Affiliates any Person who is an Employee of the Business as of the Closing Date.

         12.2 Noncompetition. For a period of five years following the Closing Date, Seller will not, directly or indirectly, unless acting in accordance with Purchaser's written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the Business acquired by Purchaser hereunder and located within a 25-mile radius of the Facility. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provision of this Section shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

         12.3 Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Purchaser.

         12.4 [RESERVED].

         12.5 Certain Transitional Matters.

              12.5.1 Transfer of Assets. Seller agrees that Purchaser, from and after the Closing, shall have the right and authority to collect for Purchaser's own account all items which shall be transferred to Purchaser as provided herein.

              12.5.2 Endorsement of Checks. From and after the Closing, Purchaser shall have the right and authority to retain and endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of any of the Business and Purchased Assets transferred to Purchaser hereunder.

              12.5.3 Seller's Remittance of Funds. After the Closing, Seller shall promptly transfer and deliver to Purchaser any cash or other property, if any, that Seller may receive related to the Business or the Purchased Assets other than the Excluded Assets.

              12.5.4 Purchaser's Remittance of Funds. After the Closing, Purchaser shall promptly transfer and deliver to Seller any cash or other property, if any, that Purchaser may receive related to the Excluded Assets.

              12.5.5 Assumed Liabilities Controlled by Purchaser. From and after the Closing, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability. Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liability.

         12.6 Audits. Following the Closing Date, Seller shall cooperate, and request Seller's Accountants to cooperate at Purchaser's cost and expense, with Purchaser and its auditors in the preparation of combined audited financial statements of Seller and each of the Other Companies for the years ended December 31, 1996, 1995 and 1994 to the extent required in connection with any registration statement or other form filed by Purchaser with the Securities and Exchange Commission under the Securities Act of 1933 for a public offering and sale of securities of Purchaser. As used herein, the term "combined audited financial statements" shall mean the audited financial statements of Seller and each of the Other Companies, combined.

         12.7 Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any Books and Records relating to the Business that Seller may retain as may reasonably be required in connection with the preparation of financial information or tax returns of Purchaser.

         12.8 Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such Books and Records relating to the Business as may reasonably be required in connection with the preparation of financial information or Tax Returns for periods concluding on or prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties, including, but not limited to, making employees available at reasonable times to assist with, or provide information in connection with financial account closing and reporting and claims and litigation, provided that Seller reimburses Purchaser for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

                           ARTICLE XIII. TERMINATION

         13.1 Termination of Agreement. This Agreement may be terminated:

                           (i)      by the mutual consent of Seller and
                                    Purchaser;

                           (ii) by Seller or Purchaser if Closing has not taken place on or before March 15, 1997; provided however, that no Party then in material breach of any of its obligations hereunder shall have the right to terminate;

                           (iii) by Purchaser upon notice to Seller if any of the conditions set forth in Article X hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement);

                           (iv) by Seller upon notice to Purchaser if any of the conditions set forth in Article XI hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Seller to fulfill its obligations under this Agreement);

                           (v) by Seller if Purchaser materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after Seller gives written notice of such failure to Purchaser;

                           (vi) by Purchaser if Seller materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after Purchaser gives written notice of such failure to Seller; and

                           (vii) by Purchaser upon notice to Seller if any of the conditions set forth below have not been satisfied or become impossible to satisfy by the Due Diligence Date (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement):

                                    (a)   the results of Purchaser's Due
                                          Diligence shall not be satisfactory to
                                          Purchaser in its sole discretion;

                                    (b)   Purchaser shall not have secured a
                                          commitment for financing the
                                          transaction contemplated by this
                                          Agreement on terms and conditions
                                          satisfactory to Purchaser in its sole
                                          discretion;

                                    (c)   the results of an inspection of the
                                          physical condition of the Real
                                          Property, including the improvements
                                          and the HVAC, electrical, plumbing and
                                          other systems, by a qualified
                                          engineering firm engaged by Purchaser,
                                          at its cost and expense, are not
                                          satisfactory to Purchaser in its sole
                                          discretion; and

                                    (d)   the results of an environmental report
                                          on the Purchased Assets and the
                                          Business from a qualified geotechnical
                                          or engineering firm engaged by
                                          Purchaser, at its cost and expense,
                                          are not satisfactory to Purchaser in
                                          its sole discretion.

         13.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof.

         13.3 Deposit Fund. Upon termination of this Agreement, the Deposit Fund shall be disbursed as follows and in accordance with the terms and conditions of the Escrow Agreement:

                  (i) if this Agreement is terminated pursuant to Section 13.1(i), Section 13.1(iii) or Section 13.1(vi), the Parties agree to instruct Escrow Agent to release the entire amount of the Deposit Fund to Purchaser;

                  (ii) if this Agreement is terminated by Purchaser pursuant to Section 13.1(vii) on or before the Due Diligence Date, the Parties agree to instruct Escrow Agent to release one-half of the amount of the Deposit Fund to Purchaser and the balance of the Deposit Fund to Seller; and

                  (iii) if this Agreement is terminated pursuant to Section 13.1(ii), Section 13.1(iv) or Section 13.1(v), the Parties agree to instruct Escrow Agent to release the entire amount of the Deposit Fund to Seller.

         13.4 Remedies.

              13.4.1 Seller's Remedies. If this Agreement is terminated by Seller as permitted under Section 13.1, the right to receive the Deposit Fund as set forth in Section 13.3 shall be the sole and exclusive remedy of Seller as liquidated damages, and shall be in lieu of all other rights and remedies which may otherwise be available at law or in equity.

              13.4.2 Purchaser's Remedies. If Purchaser has the right to terminate this Agreement pursuant to Section 13.1(vi), in addition to Purchaser's right to receive the Deposit Fund as permitted under Section 13.3, Purchaser may seek any other remedies that may otherwise be available at law or in equity, including, without limitation, an action for specific performance and reimbursement from Seller for all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

           ARTICLE XIV.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

         14.1 Survival of Representations and Warranties. All representations and warranties of the Parties shall survive until October 31, 1997 (the "Survival Date"); provided, however, that all representations and warranties of Seller with respect to any environmental matters set forth in Section 6.23 of this Agreement shall survive for two years after the Closing Date. Notwithstanding the foregoing, there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely. Any Party's right to the indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other Party will not be affected by any investigation, knowledge or waiver of any condition by such Party. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

         14.2 Indemnification by Seller. Seller shall, indemnify, defend, save and hold Purchaser, any assignee of Purchaser and their respective officers, directors, employees, agents and Affiliates (collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Purchaser Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished at Closing pursuant hereto by Seller or any Ancillary Agreement to which Seller is or is to become a party, a breach or nonfulfillment of any covenant or agreement made by any Seller in this Agreement or in any Ancillary Agreement to which Seller is or is to become a party, and any and all liabilities of Seller of any nature whatsoever, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date or arising out of any transaction entered into, or any state of facts existing, prior to the Closing Date, except for any Assumed Liability. To the extent any Purchaser Indemnitee is entitled to collect Purchaser Damages, Purchaser shall, at its option and subject to the terms of the Escrow Agreement, be entitled to withdraw sufficient funds from the Escrow Fund pursuant to the Escrow Agreement in lieu of payment directly from Seller, and to the extent the amount due any Purchaser Indemnitee exceeds the balance of the funds held under the Escrow Agreement, Purchaser shall be entitled to collect such balance owned to Purchaser Indemnitee directly from Seller.

         14.3 Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold Seller and its officers, directors, Employees, Affiliates and agents (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document furnished pursuant hereto by Purchaser or any Ancillary Agreement to which Purchaser is a party, a breach or nonfulfillment of any covenant or agreement made by Purchaser in this Agreement or in any Ancillary Agreement to which Purchaser is a party, any Assumed Liability and any and all liabilities of any nature whatsoever arising out of Purchaser's operation of the Business after the Closing Date.

         14.4 Notice of Claims. If any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Purchaser Damages or Seller Damages, as the case may be ("Damages") for which it is entitled to indemnification under this
Article XIV, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this
Article XIV or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party. Notwithstanding the foregoing, any Purchaser Indemnitee shall be required to notify Seller's Agent of any claim for Purchaser Damages as required herein even though the same may be included in the $25,000 threshold set forth in
Section 14.6, and Seller shall have the right to dispute any such claim.

         14.5 Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

         14.6 Limitation of Liability. Notwithstanding the foregoing, Seller's liabilities and obligations to indemnify Purchaser Indemnitees against any Purchaser Damages shall be subject to all of the following limitations:

              14.6.1 Threshold. No indemnification shall be made under Section
14.2 until the aggregate amount of Purchaser Damages thereunder exceeds $25,000, but if the aggregate amount of Purchaser Damages thereunder exceeds $25,000 in the aggregate, then indemnification shall be made by Seller thereunder to the full extent of the Purchaser Damages.

              14.6.2 Time Period. Seller shall be obligated to indemnify Purchaser Indemnitees by virtue of Section 14.2 only for those Purchaser Damages as to which Purchaser has given Seller's Agent written notice thereof on or before the Survival Date; provided, however, that with respect to any claim for Purchaser Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Section 6.23, Seller's liability shall be limited to Purchaser Damages as to which such written notice shall have been given to Seller's Agent within two years of the Closing Date.

              14.6.3 Fraud; Intentional Misrepresentation. The limitations set forth in Sections 14.6.1 and 14.6.2 shall not apply to Purchaser Damages arising out of fraud, the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading or misrepresented.

The foregoing limitations relate only to indemnification and do not diminish or in any way relieve Seller of any of its obligations or liabilities with respect to the Retained Liabilities.

                              ARTICLE XV. GENERAL

         15.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

         15.2 Publicity. All notices to third-parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Except as may be required by law, no Party shall act unilaterally in this regard without prior written approval of the other Party, such approval not be unreasonably withheld.

         15.3 Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         15.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the Parties hereto, and shall be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         15.5 Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or two days after mailing thereof.

                  15.5.1 Notice to Seller

                         If to Seller, to:

                                    Sellers' Agent:

                                    James J. Blumer, Jr. or Michael P. Kelly
                                    c/o Keystone Management Services, Inc.
                                    401 Moltke Avenue
                                    Scranton, PA 18505

                                    Fax: (717) 963-1601

                                    With a required copy to:

                                    Alfred J. Weinschenk, Esquire
                                    Oliver, Price & Rhodes
                                    220 Penn Avenue, Suite 300
                                    Scranton, PA 18501-1409
                                    Fax: (717) 343-3929

                  15.5.2  Notice to Purchaser.

                          If to Purchaser, to:

                                    Balanced Care Corporation
                                    5021 Louise Drive, Suite 200
                                    Mechanicsburg, PA 17055
                                    Fax: (717) 796-6150
                                    Attn: Director, Legal Services

                                    With a required copy to:
                                    Kirkpatrick & Lockhart LLP
                                    1500 Oliver Building
                                    Pittsburgh, PA 15222
                                    Fax: (412) 355-6501
                                    Attn: John C. Rodney, Esquire

Or to such other addresses as such Party shall have specified by notice to the other Party hereto.

         15.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements and documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall thereof be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

         15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         15.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         15.9 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

         15.10 Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania.

         15.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         15.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         15.13 Attorneys' Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the non-prevailing Party shall pay to the prevailing Party's reasonable out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

         15.14 Successors and Assigns. The covenants, agreements, and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Purchaser and Seller, and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the prior written consent of Purchaser, which consent shall not unreasonably be withheld. Purchaser may assign and transfer its interest in this Agreement without Seller's consent to any of Purchaser's Affiliates or to any lender providing financing for the transactions contemplated hereby. In addition, Purchaser anticipates financing the transactions contemplated hereby through a sale-leaseback. Purchaser shall have the right to assign this Agreement, in whole or in part, in such manner as Purchaser may desire in order to facilitate such sale-leasebacks. Purchaser will promptly provide Seller with a copy of any such assignment, and Seller agrees to execute and deliver any consents reasonably required by Purchaser's lender in connection therewith, provided such assignment does not expand any of Seller's obligations and liabilities hereunder. Notwithstanding any permitted assignment of this Agreement by Purchaser, Purchaser shall remain liable to Seller for all obligations and liabilities to be performed by or on behalf of Purchaser hereunder.

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                                     Page 42

                  [NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

                                         BALANCED CARE CORPORATION

                                         By: /s/ Brian L. Barth
                                            ------------------------------------
                                         Name:  Brian L. Barth
                                         Title: Vice President


                                         BLAKELY-PINE HEALTH CARE CENTER, INC.

                                         By: /s/ Michael P. Kelly
                                            ----------------------------------
                                         Name:  Michael P. Kelly
                                         Title: President




                                    Page 44